Exhibit 99.1

News Release

Weatherford Reports Third Quarter 2016 Results

BAAR, SWITZERLAND, October 25, 2016 - Weatherford International plc (NYSE: WFT) reported GAAP net loss of $1.78 billion, or a net loss of $1.98 per share, and non-GAAP adjusted net loss before charges and credits of $349 million ($0.39 adjusted net loss per share) on revenues of $1.36 billion for the third quarter of 2016.

Third Quarter 2016 Highlights

•	Total revenue declined 3% sequentially and excluding revenue from the now concluded Zubair project, revenue increased sequentially by 1%, after seven consecutive quarterly declines;

•	North America revenue increased 12% sequentially;

•	Both International and North America sequential operating income and operating income margin showed improvement;

•	Completed 100% of the planned 8,000 reduction in force with realized annualized savings of $504 million;

•	Ceased operations in three manufacturing and service facilities, a year-to-date total of ten, exceeding the nine planned closures for the year;

•	Closed five additional operating and other facilities, now at 59 year-to-date;

•	Named oilfield services company of the year at the 2016 Oil & Gas Middle East Awards out of four finalists including Schlumberger;

•	Recognized for safety and service quality performance on Chevron’s operations in Angola and Australia;

•	Received the Silver Award for Canada’s safest employer in the oil and gas industry category for the third consecutive year and;

•	Received Top International Business Award out of a strong field of nominees for our 2015 Digital Annual Report.

(In Millions, Except Per Share Amounts)	Three Months Ended			Change
	9/30/2016	6/30/2016	9/30/2015	Sequential	Year-on-Year
Total Segment Results
Revenue	$1,356	$1,402	$2,237	(3)%	(39)%
Operating Income (Loss)	$(111)	$(66)	$80	(68)%	(239)%
Operating Margin	(8.2)%	(4.7)%	3.6%	(350 bps)	(1,176 bps)
Adjusted Revenue *	$1,340	$1,333	$2,222	1%	(40)%
Adjusted Operating Income (Loss) *	$(111)	$(116)	$120	5%	(192)%
Adjusted Operating Margin *	(8.3)%	(8.7)%	5.4%	48 bps	(1,365 bps)
Adjusted Decrementals (Incrementals) **				(77)%	26%

Net Loss	$(1,780)	$(565)	$(170)	(215)%	(947)%
Adjusted Net Loss *	$(349)	$(253)	$(42)	(38)%	(731)%

Diluted Loss per Share	$(1.98)	$(0.63)	$(0.22)	(214)%	(800)%
Adjusted Diluted Loss per Share *	$(0.39)	$(0.28)	$(0.05)	(38)%	(619)%
* Adjusted Revenue, Operating Income (Loss), Operating Margin, Net Loss and Diluted Loss per Share here and elsewhere in this filing are non-GAAP measures and primarily exclude the revenue and charges and credits for the Zubair legacy contract.
** Adjusted Decrementals (Incrementals) here and elsewhere in this filing is calculated by taking the change in adjusted operating income (loss) over the change in adjusted revenue.

Bernard J. Duroc-Danner, Chairman of the Board, President and Chief Executive Officer, stated, “Our third quarter results represent the first period of revenue growth ex-Zubair, following seven consecutive industry-wide quarters of declining activity and pricing. Given that the industry bottomed during the second quarter, the worst of the historical downturn is behind us, and the market is slowly turning.

In North America, revenue grew sequentially by 12% with increased utilization and operating efficiencies. This is the first step towards a recovery. Operators are exhibiting increased willingness to invest in production oriented projects with oil prices at or just above $50/barrel.

Internationally, excluding the Zubair project which has concluded, revenue declined by 4%. Latin America grew sequentially in Mexico, Bolivia and Colombia with the region showing some signs of life. Both the North Sea and Russia were quite resilient while sub-Sahara Africa continued its downward spiral in Angola and Nigeria. In the Middle East/ North Africa/ Asia Pacific region, further slowdowns in activity across Asia Pacific combined with pricing headwinds in the Middle East offset increased activity levels in the Gulf Cooperation Council region.

Leading market indicators continue to show a tightening of the global supply and demand balance, and we anticipate these trends will steadily accelerate. In addition to these fundamentals, potential production discipline by OPEC and Russia should further underpin the strengthening of oil prices, giving rise to increased spending by our customers next year.

We are encouraged by our revenue performance in the third quarter and the fact that our operating income margins improved modestly. With these positive signs, a low cost structure and a repaired balance sheet, we are increasingly confident about our future. Technology and service quality will drive our path forward. Operations is our entire focus. Through innovation, we are further integrating our product line disciplines, which will improve productivity and result in higher capital efficiency.

As we look forward to the unfolding recovery, our vast geographical footprint and highly engineered technology and service offering, along with our ability to aggressively respond to change, will unlock more opportunity and value across our organization. We are engaging and partnering closely with our customers, helping them maximize efficiency and optimize performance. We stand together at the starting point ready to capitalize on the inevitable recovery.”

Third Quarter 2016 Results

Revenue for the third quarter of 2016 was $1.36 billion compared with $1.40 billion in the second quarter of 2016 and $2.24 billion in the third quarter of 2015. Third quarter revenues declined 3% sequentially and 39% from the prior year. Adjusted revenue grew 1% with North America growing by 12% and International revenue declining by 4%. Land Drilling Rigs revenue declined 10% sequentially.

GAAP net loss for the third quarter of 2016 was $1.78 billion (net loss of $1.98 per share), compared to $565 million in the second quarter of 2016 (net loss of $0.63 per share), and $170 million in the third quarter of the prior year (net loss of $0.22 per share).

Non-GAAP adjusted net loss for the third quarter of 2016 was $349 million (adjusted net loss of $0.39 per share), compared to $253 million in the second quarter of 2016 (adjusted net loss of $0.28 per share), and $42 million in the third quarter of the prior year (adjusted net loss of $0.05 per share).

After-tax charges, net of credits, of $1.43 billion for the third quarter include:

•	$719 million primarily from the impairment of long-lived assets, inventory write-downs, accounts receivable and other charges;

•	$683 million of tax valuation allowances, primarily in the United States and other tax charges;

•	$20 million in severance and restructuring; and

•	$9 million in litigation charges.

Negative operating margin of 8.2% for the third quarter deteriorated by 350 basis points sequentially, and by 1,176 basis points from the third quarter of 2015. Adjusted operating margin of 8.3% for the third quarter improved by 48 basis points sequentially, and declined 1,365 basis points from the third quarter of 2015. Sequential adjusted operating income incrementals were 77% on a 1% revenue increase and year-over-year adjusted operating income decrementals were 26% on a revenue decline of 40%.

Segment Highlights

North America

(In Millions, Except Per Share Amounts)	Three Months Ended			Change
	9/30/2016	6/30/2016	9/30/2015	Sequential	Year-on-Year
North America
Revenue	$449	$401	$824	12%	(46)%
Operating Loss	$(95)	$(101)	$(54)	6%	(77)%
Operating Margin	(21.2)%	(25.2)%	(6.5)%	394 bps	(1,470 bps)
Third quarter revenues of $449 million were up $48 million, or 12% sequentially, and down $375 million, or 46%, over the same quarter in the prior year. Third quarter operating losses improved by $6 million sequentially to $95 million (-21.2% margin) and increased $41 million from an operating loss of $54 million in the same quarter of the prior year. The 12% increase in sequential revenue in the region was attributed to the recovery from Canadian spring breakup and the 14% increase in the US rig count. On an overall basis, completion, artificial lift, well construction and pressure pumping operations drove the revenue and operating income growth.

International Operations

(In Millions, Except Per Share Amounts)	Three Months Ended			Change
	9/30/2016	6/30/2016	9/30/2015	Sequential	Year-on-Year
International Operations
Revenue	$809	$892	$1,227	(9)%	(34)%
Operating Income	$3	$52	$118	(94)%	(97)%
Adjusted Revenue *	$793	$823	$1,211	(4)%	(34)%
Adjusted Operating Income *	$3	$2	$158	128%	(98)%
Adjusted Operating Margin *	0.5%	0.2%	13.0%	27 bps	(1,257 bps)
* Adjusted Revenue, Operating Income, and Operating Margin are non-GAAP measures and primarily exclude the revenue and charges and credits for the Zubair legacy contract.

Excluding Zubair, third quarter adjusted revenues of $793 million were down $30 million or 4% sequentially, and lower by $418 million, or 34% compared to the same quarter in the prior year. Third quarter adjusted operating income of $3 million (0.5% margin) was higher by $1 million sequentially and $155 million lower versus the same quarter in the prior year.

•	Latin America
Third quarter revenues of $255 million were up $6 million, or 2% sequentially, and down $166 million, or 39%, compared to the same quarter in the prior year. Third quarter operating income of $14 million (5.1% margin) was up $13 million sequentially and down 82% compared to the same quarter in the prior year. Incrementals of 215% for the quarter were driven mainly by higher activity with customers in Mexico, Bolivia and Colombia.

•	Europe/Sub-Sahara Africa/Russia
Third quarter revenues of $225 million were down $18 million, or 8% sequentially, and down $136 million, or 38%, over the same quarter in the prior year. Third quarter operating loss of $3 million (-1.0% margin) deteriorated by $4 million or 459% sequentially, and was down 105%, when compared to the same quarter in the prior year. Continued rig count declines in offshore West Africa, mainly Angola, and lower customer activity in Nigeria negatively impacted both the revenues and operating loss for the quarter.

•	Middle East/North Africa/Asia Pacific
Third quarter revenues of $329 million were down $71 million, or 18% sequentially, and down $116 million, or 26%, from the same quarter in the prior year. Operating loss of $8 million (-2.2% margin) was down from near break-even last quarter and down $10 million from the same quarter in the prior year. The sequential revenue decrease was mainly caused by the end of the Zubair project in Iraq with a one-off substantial revenue recognition last quarter reflecting the settlement agreement, coupled with customer activity declines throughout the Asia Pacific region. Adjusted revenues were down $16 million, or 5% sequentially and 27% from the same quarter in the prior year while the adjusted operating loss, increased $8 million from the prior quarter due to pricing headwinds in the Middle East and lower activity across Asia Pacific.

Land Drilling Rigs

Third quarter revenues of $98 million were down $11 million, or 10% sequentially, and down $88 million, or 48%, compared to the same quarter in the prior year. Third quarter operating loss of $19 million (-19.4% margin) was down $2 million sequentially and down $35 million from the same quarter in the prior year. A combination of lower rig utilization due to rig maintenance and delays in equipment and personnel reactivations in Algeria, and lower day rates from the mix of operating rigs adversely impacted both the revenues and operating loss for the quarter.

Operational Highlights

•
Weatherford achieved successful inaugural runs of the HeatWave™ Extreme (HEX) triple-combo logging-while-drilling (LWD) tool string. The first run was completed in early September, on a well in the Gulf of Thailand with a measured depth of more than 14,000 feet and a maximum circulating temperature of 388°F (198°C). The HEX triple-combo LWD string delivered a complete suite of measurements while drilling. The technology has since been run on five additional wells, with zero downhole non-productive time. Further deployments are planned. The HEX triple-combo technology was jointly developed by Weatherford and its client as part of the second phase of the HEX project, which was first announced in November 2015. Following the successful deployment of the phase-one HEX service, and recognition at the 2015 Society of Petroleum Engineers Thailand E&P Annual Awards Program, the team turned its focus to applying the high-temperature technology to the full suite of triple-combo LWD measurements.

•
The Company saw significant market share gains in the UK North Sea. Among our many operational achievements in this region was our first offshore contract for combined Drilling Services and Surface Logging Systems, which included the deployment of the CrossWave® azimuthal sonic tool, the SineWave® microimager, the PressureWave® formation tester and a triple-combo logging-while-drilling (LWD) suite.  The technologies delivered a full suite of high-quality LWD and mud-logging data, eliminated the need for wireline deployment, and helped the client reach total depth three days ahead of plan.

•
Weatherford was awarded a multi-year, $480 million wireline and testing services contract for a NOC in the Middle East. The scope of services will include deployment of our Compact™ imaging and formation-testing tools, our industry-leading Raptor™ cased-hole reservoir evaluation tool, and several new technologies for heavy-oil fields. In a world where the next step in activity will be dominated by land development, Weatherford is well positioned for outperformance.

•
Weatherford Russia was recognized as the Best Directional Drilling Company of the Year by Rosneft at the second specialized Exploration and Production Technologies 2016 conference held in Moscow in early October. Rosneft reviewed the performance of several Russian and foreign contractors in the areas of health, safety and environment (HSE) as well as reliability and technology. As a result, Weatherford was recognized for achieving the best results in directional drilling and logging and measurement throughout 2015.

•
Weatherford recently completed production riser installation operations for a super-major operator in the Asia Pacific region. A suite of customized tubular running technologies, including a Weatherford 21-300 Riser Tong and the PowerFrame® II tong-positioning system, was fully integrated into the rig. To enhance the quality of connections made up on the rig, the operator will use Weatherford JAM® delta torque software, which helps to prevent markings on the pipe and preserves the external coating.

•
In Brazil, Weatherford deployed the Microflux® control system and the SeaShield® below-tension-ring rotating control device to transform a previously abandoned well into an injector through a target zone to an estimated total depth of 18,000 feet (5,486 meters) in a challenging deepwater environment. Together, these technologies provided early detection of kicks and losses, and enabled quick, accurate drilling decisions and precise control of the wellbore pressure profile. Operations were completed with zero non-productive time.

Free Cash Flow

Net cash used in operating activities was $106 million and free cash flow used in operations was $147 million for the third quarter of 2016. Capital expenditures of $62 million were down $69 million, or 53% versus the same quarter in the prior year and increased by $31 million, or 100%, from the second quarter of 2016. Also included in the quarter’s free cash flow were $101 million of debt interest payments. Additionally, $38 million of cash severance and restructuring costs were paid this quarter, thereby reducing operating costs going forward. Although working capital generated $65 million of cash, driven by reductions in inventory balances, this was well short of expectations as we saw a large number of customers managing their cash flow actively and further delaying payments to service companies across the board.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation related to the adoption of new accounting standards.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 100 countries and has a network of approximately 1,000 locations, including manufacturing, service, research and development, and training facilities and employs approximately 31,000 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on October 26, 2016, at 8:30 a.m. eastern time (ET), 7:30 a.m. central time (CT). Weatherford invites investors to listen to the call live via the Company’s website, www.weatherford.com, in the Investor Relations section. A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.

# # #

Contacts:	Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Corporate Marketing and Communications

Forward-Looking Statements

This news release contains, and the conference call announced in this release may include, forward-looking statements. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, free cash flow, net debt, forecasts or expectations regarding business outlook, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including possible changes in the expected savings associated with prior workforce reduction and prior and ongoing facility closures; and risks associated with the Company’s ability to achieve the benefits and cost savings of such activities. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Reports on Form 10-Q, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	9/30/2016	9/30/2015	9/30/2016	9/30/2015
Net Revenues:
North America	$449	$824	$1,393	$2,795
Middle East/North Africa/Asia Pacific	329	445	1,090	1,494
Europe/SSA/Russia	225	361	725	1,196
Latin America	255	421	809	1,370
Land Drilling Rigs	98	186	326	566
Total Net Revenues	1,356	2,237	4,343	7,421

Operating Income (Loss):
North America	(95)	(54)	(324)	(156)
Middle East/North Africa/Asia	(8)	42	(2)	166
Europe/SSA/Russia	(3)	43	(3)	179
Latin America	14	73	59	256
Land Drilling Rigs	(19)	16	(62)	30
Segment Operating Income (Loss)	(111)	120	(332)	475
Research and Development	(33)	(56)	(119)	(179)
Corporate Expenses	(30)	(45)	(107)	(147)
Loss on Sale of Businesses, Net	—	—	(1)	(2)
Other Charges	(771)	(117)	(1,293)	(659)
Total Operating Loss	(945)	(98)	(1,852)	(512)

Other Expense:
Interest Expense, Net	(129)	(114)	(363)	(351)
Bond Tender Premium, Net	—	—	(78)	—
Currency Devaluation Charges	—	(26)	(31)	(68)
Other, Net	(10)	12	(16)	(17)
Net Loss Before Income Taxes	(1,084)	(226)	(2,340)	(948)

Income Tax (Provision) Benefit	(692)	65	(489)	197

Net Loss	(1,776)	(161)	(2,829)	(751)
Net Income Attributable to Noncontrolling Interests	4	9	14	26
Net Loss Attributable to Weatherford	$(1,780)	$(170)	$(2,843)	$(777)

Loss Per Share Attributable to Weatherford:
Basic & Diluted	$(1.98)	$(0.22)	$(3.27)	$(1.00)

Weighted Average Shares Outstanding:
Basic & Diluted	899	779	871	778

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)
	Three Months Ended
	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
Net Revenues:
North America	$449	$401	$543	$699	$824
Middle East/North Africa/Asia Pacific	329	400	361	453	445
Europe/SSA/Russia	225	243	257	337	361
Latin America	255	249	305	376	421
Land Drilling Rigs	98	109	119	147	186
Total Net Revenues	$1,356	$1,402	$1,585	$2,012	$2,237

	Three Months Ended
	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
Operating Income (Loss):
North America	$(95)	$(101)	$(128)	$(68)	$(54)
Middle East/North Africa/Asia Pacific	(8)	—	6	45	42
Europe/SSA/Russia	(3)	1	(1)	38	43
Latin America	14	1	44	59	73
Land Drilling Rigs	(19)	(17)	(26)	(17)	16
Segment Operating Income (Loss)	(111)	(116)	(105)	57	120
Research and Development	(33)	(41)	(45)	(52)	(56)
Corporate Expenses	(30)	(34)	(43)	(47)	(45)
Loss on Sale of Businesses, Net	—	—	(1)	(4)	—
Other Charges	(771)	(269)	(253)	(988)	(117)
Total Operating Loss	$(945)	$(460)	$(447)	$(1,034)	$(98)

	Three Months Ended
	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
Product Service Line Revenues:
Formation Evaluation and Well Construction (a)	$765	$806	$890	$1,087	$1,235
Completion and Production (b)	493	487	576	778	816
Land Drilling Rigs	98	109	119	147	186
Total Product Service Line Revenues	$1,356	$1,402	$1,585	$2,012	$2,237

	Three Months Ended
	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
Depreciation and Amortization:
North America	$55	$58	$54	$73	$87
Middle East/North Africa/Asia Pacific	60	60	61	61	62
Europe/SSA/Russia	45	48	48	46	52
Latin America	56	56	61	63	63
Land Drilling Rigs	22	23	22	26	28
Research and Development and Corporate	4	4	4	6	6
Total Depreciation and Amortization	$242	$249	$250	$275	$298

(a)
Formation Evaluation and Well Construction includes Managed-Pressure Drilling, Drilling Services, Tubular Running Services, Drilling Tools, Wireline Services, Testing and Production Services, Re-entry and Fishing Services, Cementing, Liner Systems, Integrated Laboratory Services and Surface Logging.

(b)	Completion and Production includes Artificial Lift Systems, Stimulation and Completion Systems.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended			Nine Months Ended
	9/30/2016	6/30/2016	9/30/2015	9/30/2016	9/30/2015
Net Revenues:
GAAP Revenue	$1,356	$1,402	$2,237	$4,343	$7,421
Legacy Contract Revenue	16	69	16	83	108
Non-GAAP Adjusted Revenue	$1,340	$1,333	$2,221	$4,260	$7,313

Operating Income (Loss):
GAAP Operating Loss	$(945)	$(460)	$(98)	$(1,852)	$(512)
Severance, Restructuring and Exited Businesses	22	51	51	150	164
Litigation Charges, Net	9	114	—	190	112
Impairments, Asset Write-Downs and Other (a)	740	154	26	951	265
Legacy Contracts and Other	—	(50)	40	2	118
Loss on Sale of Businesses, Net	—	—	—	1	2
Total Non-GAAP Adjustments	771	269	117	1,294	661
Non-GAAP Adjusted Operating Income (Loss)	$(174)	$(191)	$19	$(558)	$149

Loss Before Income Taxes:
GAAP Loss Before Income Taxes	$(1,084)	$(664)	$(226)	$(2,340)	$(948)
Operating Income Adjustments	771	269	117	1,294	661
Bond Tender Premium, Net	—	78	—	78	—
Currency Devaluation Charges	—	—	26	31	68
Non-GAAP Loss Before Income Taxes	$(313)	$(317)	$(83)	$(937)	$(219)

(Provision) Benefit for Income Taxes:
GAAP (Provision) Benefit for Income Taxes	$(692)	$102	$65	$(489)	$197
Tax Effect on Non-GAAP Adjustments	660	(35)	(15)	599	(104)
Non-GAAP (Provision) Benefit for Income Taxes	$(32)	$67	$50	$110	$93

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(1,780)	$(565)	$(170)	$(2,843)	$(777)
Total Charges, net of tax	1,431	312	128	2,002	625
Non-GAAP Net Loss	$(349)	$(253)	$(42)	$(841)	$(152)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(1.98)	$(0.63)	$(0.22)	$(3.27)	$(1.00)
Total Charges, net of tax	1.59	0.35	0.17	2.30	0.80
Non-GAAP Diluted Loss per Share	$(0.39)	$(0.28)	$(0.05)	$(0.97)	$(0.20)

GAAP Effective Tax Rate (b)	(64)%	15%	29%	(21)%	21%
Non-GAAP Effective Tax Rate (c)	(10)%	21%	60%	12%	42%

(a)	Impairments, Asset Write-Downs and Other primarily include long-lived asset impairments, write-downs of inventory, a note receivable and other assets and supply agreement charges.

(b)	GAAP Effective Tax Rate is the GAAP provision for income taxes divided by GAAP income before income taxes.

(c)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes and calculated in thousands.

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
Assets:
Cash and Cash Equivalents	$440	$452	$464	$467	$519
Accounts Receivable, Net	1,414	1,484	1,693	1,781	2,045
Inventories, Net	1,917	2,195	2,302	2,344	2,767
Property, Plant and Equipment, Net	4,708	5,247	5,471	5,679	6,394
Goodwill and Intangibles, Net	3,104	3,182	3,216	3,159	3,224

Liabilities:
Accounts Payable	666	790	934	948	1,015
Short-term Borrowings and Current Portion of Long-term Debt	555	290	1,212	1,582	1,684
Long-term Debt	6,937	6,943	5,846	5,852	5,990

Weatherford International plc
Net Debt
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 9/30/2016:
Net Debt at 6/30/2016			$(6,781)
Operating Loss			(945)
Depreciation and Amortization			242
Capital Expenditures for Property, Plant and Equipment			(62)
Decrease in Working Capital			65
Payment for Leased Asset Purchase			(72)
Rig Loss Proceeds			9
Litigation Charges			9
Long-lived Asset Impairments, Asset Write-Downs and Other Charges			436
Inventory Charges			198
Income Taxes Paid			(20)
Interest Paid			(101)
Net Change in Billings in Excess/Costs in Excess			7
Other			(37)
Net Debt at 9/30/2016			$(7,052)

Change in Net Debt for the Nine Months Ended 9/30/2016:
Net Debt at 12/31/2015			$(6,967)
Operating Loss			(1,852)
Depreciation and Amortization			741
Capital Expenditures for Property, Plant and Equipment			(136)
Decrease in Working Capital			190
Equity Issuance Proceeds, Net			623
Bond Tender Premium, Net			(78)
Payment for Leased Asset Purchase			(87)
Rig Loss Proceeds			39
Litigation Charges, Net			190
Long-lived Asset Impairments, Asset Write-Downs and Other Charges			566
Inventory Charges			213
Currency Devaluation Charges			31
Income Taxes Paid			(140)
Interest Paid			(362)
Net Change in Billings in Excess/Costs in Excess			52
Other			(75)
Net Debt at 9/30/2016			$(7,052)

Components of Net Debt	9/30/2016	6/30/2016	12/31/2015
Cash	$440	$452	$467
Short-term Borrowings and Current Portion of Long-term Debt	(555)	(290)	(1,582)
Long-term Debt	(6,937)	(6,943)	(5,852)
Net Debt	$(7,052)	$(6,781)	$(6,967)
“Net Debt” is defined as debt less cash. Management believes that it provides useful information regarding our level of indebtedness by reflecting cash that could be used to repay debt.
Working capital is defined as accounts receivable plus inventory less accounts payable.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for cash flow information prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported cash flow statements prepared in accordance with GAAP.

Weatherford International plc
Selected Cash Flow Data
(Unaudited)
(In Millions)

	Three Months Ended			Nine Months Ended
	9/30/2016	6/30/2016	9/30/2015	9/30/2016	9/30/2015
Net Cash Provided by (Used In) Operating Activities	$(106)	$(139)	$134	$(450)	$383

Less: Capital Expenditures for Property, Plant and Equipment	(62)	(31)	(131)	(136)	(542)

Add: Proceeds from Dispositions and Insurance Recoveries*	21	10	6	67	29

Free Cash Flow	$(147)	$(160)	$9	$(519)	$(130)

Adjusted for Litigation Payments (Reimbursements)**	—	—	120	(4)	120

Free Cash Flow Provided by (Used In) Operations	$(147)	$(160)	$129	$(523)	$(10)

“Free Cash Flow” is defined as net cash provided by or used in operating activities less capital expenditures plus proceeds from dispositions and insurance recoveries. “Free Cash Flow Provided by (Used In) Operations” is defined as net cash provided by or used in operating activities less capital expenditures plus proceeds from dispositions and insurance recoveries and adjusted for litigation reimbursements. Management uses the two free cash flow metrics to measure progress on capital efficiency and cash flow initiatives.

*As of September 30, 2016, the $67 million includes proceeds from disposal of property, plant, and equipment of $28 million and $39 million of insurance reimbursements received on a land drilling rig loss.

**As of September 30, 2016, the $4 million in insurance proceeds received in the first quarter 2016 reimburses a portion of a shareholder derivative litigation settlement payment of $120 million made in the third quarter of 2015.